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                                                                   EXHIBIT 10.40

Robert G. O'Malley
6211 East Huntress Drive
Paradise Valley, AZ 85253

Dear Bob:

The purpose of this letter is to outline our offer being made to you for the position of President of Intermec Technologies Corporation, and Group Executive of the Automatic Data Systems Group. It is also anticipated that you will be elected to the position of Senior Vice President of UNOVA, Inc., reporting to the President and Chief Operating Officer of UNOVA. This Offer of Employment is comprised of the following elements:

SALARY: Your annual base salary will be $400,000.00, payable every two weeks at Intermec. Annual salaries of all Corporate Officers are reviewed each year on July 1st.

HIRING BONUS: As a fixed sum Hiring Bonus you will receive the sum of $400,000.00 less any bonus you receive from your current employer for your service in 1999. This bonus shall be payable within thirty (30) days after your start date at UNOVA, Inc. If for any reason you leave the employment of UNOVA within one year after your start date, you will pay back to the Company a prorated portion of this Bonus based on the number of months of service remaining at the time of your leaving. Prior to the Company making this payment, you will provide the Company data which shows the amount, if any, of the bonus you have received or will receive from your current employer for service in 1999. Starting with calendar year 2000 and thereafter all bonus payments shall be in accordance with the UNOVA Management Incentive Compensation Plan.

UNOVA COMMON STOCK OPTIONS: In accordance with the UNOVA 1999 Stock Incentive Plan you shall receive 200,000 Common Stock Options, awarded at market price as such price is determined on the start date of your UNOVA employment.

RETIREMENT: You shall be eligible to participate in the UNOVA Financial Security and Savings Program (FSSP) and the UNOVA Supplemental Executive Retirement Plan
(SERP). Copies of these Plan documents are enclosed as Enclosure 1.

CHANGE OF CONTROL AGREEMENT: You shall be covered by a Change of Control Agreement between you and UNOVA in the form set forth in Enclosure 2.

STANDARD BENEFIT PROGRAMS: You are eligible for the standard benefit plans applicable to officers and employees of Intermec Technologies Corporation. These are described in the document entitled "Benefits-At-A-Glance" which is attached as Enclosure 3. You will also be entitled to participate in the "Intermec Executive Flex

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Benefits Program" in the annual amount of $10,000.00 . This amount is designed to provide you reimbursement for certain miscellaneous expenses including financial planning, supplemental life insurance, personal computing equipment and peripherals, and cellular phones.

SPECIAL CORPORATE OFFICER BENEFITS: You shall also be eligible to receive the following additional benefits:

        1. Company Paid Executive Life Insurance equal to four times your base salary.

        2.     Use of a Company Car.

        3. Participation in the Company Incentive Loan Program that permits Company loans to you of amounts up to your annual base salary at an interest rate of 4% (with imputed income to you of the difference between the "federal rate" and 4%).

        4. Participation in the UNOVA Foundation matching gifts program for donations you choose to make to colleges and universities up to a maximum of $25,000.00 per year.

RELOCATION ASSISTANCE: You shall be eligible to receive relocation assistance in accordance with the Standard Relocation Assistance Provisions of Intermec Technologies Corporation, a copy of which is enclosed as Enclosure 4. In addition, you shall be paid a fixed sum of $25,000.00 to cover all expenses not specifically reimbursed by the Standard Relocation Assistance Provisions or otherwise in this Offer. Please be advised that is our understanding that all amounts which you receive for Relocation Assistance may be considered as taxable income by the Internal Revenue Service. Such sums are the personal responsibility of each employee.

ADDITIONAL COMPANY POLICIES: Except as specifically modified by this letter, this Offer of Employment is subject to all other standard Company Policies and Procedures in effect as to the date hereof. Copies are available for your review.

MUTUAL AGREEMENT TO ARBITRATE CLAIMS: Any dispute which may arise from or concerning this Offer of Employment or your employment with the Company shall be resolved in accordance with the UNOVA Mutual Agreement to Arbitrate Claims, which is attached as Enclosure 5.


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EMPLOYMENT AT WILL: We both must understand that the employment contemplated by this Offer is at the will of either of us. Your employment is not for a specified term and may be terminated at the will of either you or the Company.

Bob, if this Offer of Employment is satisfactory, please return a signed copy of this letter to me within the next thirty (30) days from the date of this letter. If you have any questions regarding any of the above, please feel free to call me at your convenience.

Sincerely,


/s/ Alton J. Brann
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Alton J. Brann

Enclosures:  As stated.

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                                 ACKNOWLEDGMENT

I hereby accept the above Offer of Employment.



 /s/ Robert  G. O'Malley                                       5/26/99
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 Robert G. O'Malley                                      Date